EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in Forms S-8 filed on February 11, 2009, and June 16, 2008 of General Metals Corporation, of our report dated August 13, 2009 accompanying the consolidated financial statements contained in the Form 10-K for the years ended April 30, 2009 and 2008 and from inception (March 15. 2006) to date.

/s/ Mark Bailey & Company, Ltd.

Reno, Nevada

October 26, 2009